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                                                                    Exhibit 99.1
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                      ePRESENCE, INC. ACQUIRES SND, INC.

             Acquisition Strengthens e-Services Capabilities with
                 CRM and Wireless Solution Delivery Expertise


WESTBORO, MASS., MAY 15, 2000 - ePresence, Inc. (NASDAQ: BNYN), today announced the acquisition of SND, Inc., a highly complementary addition to its rapidly growing e-services business. SND, a privately owned company located in Clark, New Jersey, delivers Customer Relationship Management (CRM), eMobility, wireless and custom application development solutions to Global 2000 companies. By combining these capabilities with ePresence's web design, development and infrastructure services, the company offers an ideal portfolio of Internet-based solutions for clients seeking to build highly personalized relationships with their customers, business partners and employees.

The acquisition was completed for total consideration of $30.5 million, consisting of $17.5 million in cash, 221,713 shares of ePresence common stock and a one-year earn-out of $10.0 million contingent on performance. The acquisition will be accounted for as a purchase. SND reported revenues of $15.1 million for the twelve months ended March 31, 2000 and $11.6 million in calendar year 1999, which represented 80 percent growth over 1998 totals.

"SND is our second acquisition in 2000 and demonstrates our commitment and ability to use our strong asset base to expand our capabilities and rapidly grow our e-services business," said Bill Ferry, chairman and chief executive officer of ePresence, Inc. "I am excited about the new clients and expertise in CRM and wireless applications that SND brings to ePresence, and we plan to continue expanding our business through organic growth, acquisitions and strategic partnerships."

SND will join ePresence Solutions, the company's rapidly growing e-services division. With approximately 70 professional staff, SND has extensive experience in delivering robust CRM, eMobility, and wireless solutions to blue-chip companies including Johnson & Johnson, Bayer,
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Sodexho Marriott and Bristol-Myers Squibb. The addition of SND's experience and business partners such as Siebel Systems, Inc., clearly reinforces ePresence's position as a leader in providing highly personalized, customer-centric Internet solutions and will complement ePresence Solution's end-to-end service delivery capability.

"We are very excited about expanding our growth potential by leveraging the vast resources, worldwide customer relationships and complementary e-service capabilities of ePresence," said David Rovner, SND's founder and managing director. "From web design through infrastructure, SND and ePresence clients now have access to a full range of e-services that can help them build more personalized relationships with their customers."

ABOUT EPRESENCE, INC.

ePresence, Inc. (NASDAQ: BNYN) is a market leader in delivering e-services based on leading-edge Internet and directory technology. Headquartered in Westboro, Mass., the Company's e-services division, ePresence Solutions, specializes in providing Internet-based solutions that facilitate more personalized relationships with customers, business partners and employees. Leveraging expertise in customer-centric, directory-based technologies, ePresence's consultants, partners and methodologies help companies address new e-business models, expand business channels and drive growth. ePresence Ventures focuses on acquiring and investing in companies that complement its e-services business. ePresence also owns a 40% equity position in Switchboard, Inc. (NASDAQ: SWBD), a leading Internet-based local merchant network interconnecting customers, merchants and national advertisers.

ePresence, Inc., formerly Banyan Worldwide, has reserved the NASDAQ stock ticker symbol EPRE. The Company expects to change its symbol from BNYN to EPRE by June 15, 2000. For more information visit http://www.epresence.com or call (1-800-222-6926).

FORWARD-LOOKING STATEMENTS

The Company noted that each of the above statements about the Company's and SND's future plans, operations and performance, including statements using the terms "plan," "believe," "will," and other similar terms, are forward-looking statements and are subject to differ
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materially from actual results based on various important factors, including, without limitation, the impact of the Company's strategic initiatives to grow its ePresence Solutions business, market acceptance of the ePresence name and the identification of the name with the Company's business, the Company's ability to integrate and assimilate SND, increased competition and the acceptance of the Company's and SND's solutions in the marketplace, and the other factors described in the Company's Form 10-K for 1999, which was filed with the SEC in March 2000.


CONTACTS:
John Mitchell            Victor Beck           Jeff Weinstein
ePresence, Inc.          ePresence, Inc.       SND, Inc.
(508) 871-2271           (508) 898-1688        (732) 396-0800 x282

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